UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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LSB Industries, Inc.

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LSB INDUSTRIES, INC.

16 South Pennsylvania Avenue

Oklahoma City, OK 73107

Notice of Annual Meeting of Stockholders

To Be Held May 23, 2013

To the Stockholders of

LSB Industries, Inc.

The Annual Meeting of the Stockholders of LSB Industries, Inc. (the “Company”) will take place at the Company’s offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma, on Thursday, May 23, 2013, at 11:30 a.m. (CDT), for the purpose of considering and voting upon the following matters:

(1)	Election of four nominees to the Board of Directors;

(2)	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2013; and

(3)	Advisory vote on named executive officer compensation.

The Board of Directors has fixed the close of business on April 4, 2013, as the record date for the determination of holders of the common stock and voting preferred stock of the Company entitled to receive notice of, and to vote at, the annual meeting.

Your vote is important. To ensure the presence of a quorum at the annual meeting, please sign and promptly return the enclosed Proxy Card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States. In addition, you can vote by telephone or internet. Instructions are included on the proxy card. Whether or not you plan to attend the meeting, please vote your shares or direct your vote by following the instructions described in your proxy card or in the notice of Internet availability you received in the mail. Your vote will be greatly appreciated.

Brokers are not permitted to vote their customers’ shares for the election of directors or for the advisory votes on executive compensation, unless their customers return voting instructions. Therefore, if your shares are held in street name by your bank or broker, it is important for you to return your voting instructions to your broker in order that your shares are voted for these matters.

The Company is distributing its 2012 Annual Report to Stockholders with the enclosed proxy soliciting material.

By order of the Board of Directors

David M. Shear
Senior Vice President,
Secretary and General Counsel

Oklahoma City, Oklahoma

April 26, 2013

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LSB INDUSTRIES, INC.

16 South Pennsylvania Avenue

Oklahoma City, OK 73107

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2013

SOLICITATION OF PROXIES

Solicitation

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LSB Industries, Inc. for proxies to be voted at the Annual Meeting of Stockholders to take place on Thursday, May 23, 2013, at 11:30 a.m. at the Company’s offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma and at any adjournment thereof. This proxy statement and the proxy card are being first sent to the stockholders of the Company on or about April 26, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What matters are being considered?

You will be voting on each of the following items of business:

(1)	The election of four nominees to the Board of Directors;

(2)	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2013; and

(3)	The approval, by advisory vote, of named executive officer compensation.

The Board of Directors recommends a vote “FOR” each of the proposals.

Will other matters be brought before the meeting?

The Board of Directors does not intend to bring any other matters before the annual meeting and does not expect any other items of business because the deadline for stockholder proposals and nominations has already past. However, if any other matter is properly brought before the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment on such matter.

Who is entitled to vote at the meeting?

You may vote if you owned voting stock as of the close of business on April 4, 2013, which is the record date for determining who is eligible to vote at the annual meeting.

As of the close of business on the record date, we had the following shares of common stock and voting preferred stock issued and outstanding which were eligible to vote:

(a)	22,435,728 shares of common stock (excluding 4,320,462 shares held in treasury), with each share entitled to one vote;

(b)	20,000 shares of Series B 12% Cumulative Convertible Preferred Stock (“Series B Preferred”), with each share entitled to one vote; and

(c)	1,000,000 shares of Series D 6% Cumulative Convertible Preferred Stock (“Series D Preferred”), with each share entitled to .875 of one vote.

Shares of our Series B Preferred and Series D Preferred are referred to as our “voting preferred stock.” All of our outstanding shares of common stock and voting preferred stock will vote together as a single class on all matters coming before the annual meeting.

What constitutes a quorum?

In order to conduct the annual meeting, we must have a quorum. A majority of all of the outstanding shares of common stock and voting preferred stock, represented as a single class, entitled to notice of, and to vote at, the annual meeting, represented in person or by proxy, will constitute a quorum for the meeting.

What vote is required to approve the items under consideration?

•	Directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

•

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

•	The advisory vote on executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

Are abstentions counted?

If your proxy indicates an abstention from voting on the proposal, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Because abstentions represent shares entitled to vote, if you abstain from voting on a proposal, your abstention (a) will have no effect on the election of directors (b) will have the effect of a vote against the ratification of the appointment of the independent registered public accounting firm and (c) will have the effect of a vote against the resolution on executive compensation.

How can I cast my vote?

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the web address www.envisionreports.com/LXU and following the instructions for Internet voting.

•	Vote by Telephone, by dialing 1-800-652-VOTE (8683), which is a toll-free number, and following the instructions for telephone voting.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or by telephone.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the meeting. You can change your vote by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Secretary of the Company; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

What if I sign and return my proxy card but I do not include voting instructions?

If you sign your proxy card and return it to us but you do not include voting instructions as to a proposal, your proxy will be voted “FOR” the proposal.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, (800) 884-4225 (US and Canada) and (781) 575-4706 (outside U.S. and Canada).

Will my shares be voted if I do not provide my proxy?

If your shares are registered in your name, they will not be voted, unless you submit your proxy or vote in person at the meeting. If you hold your shares directly in your own name, you must vote, either by completing, signing and delivering a proxy, voting by telephone or the Internet, or attending the meeting and voting at the meeting.

If your stock is held in your brokerage account, you should instruct your broker how your shares should be voted. If you fail to give your broker instructions, in some cases but not others the broker may submit a “broker non-vote.”

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, the NYSE rules permit your broker to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year. However, the broker may not vote on the election of directors or the advisory vote on executive compensation without instructions from you. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Who will count the votes?

All votes will be tabulated by our transfer agent, Computershare Trust Company, N.A., who will serve as the inspector of election for the annual meeting.

What is the deadline for submission of stockholder proposals for the 2014 annual meeting?

If you wish to submit proposals to be included in our proxy statement for our 2014 annual meeting, proposals must be received at our principal executive offices in writing not later than December 27, 2013. Proposals must satisfy the requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act and as set out in the Bylaws. Proposals should be addressed to David M. Shear, Secretary, LSB Industries, Inc., 16 South Pennsylvania Avenue, Post Office Box 754, Oklahoma City, Oklahoma 73101.

The deadline for providing us with timely notice of matters that you otherwise desire to introduce at our next annual meeting of stockholders, other than those that will be included in our proxy materials, is not later than December 27, 2013, but not before November 27, 2013; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after May 26, 2014, the notice must be received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was made. The written notice must set forth the information specified in the Bylaws.

If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the meeting.

Who is paying the cost of this solicitation?

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees, without additional consideration, in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners. We have also retained and will pay for the services of Georgeson Inc. to assist in the solicitation of proxies for a fee of $6,000, plus reasonable charges and out-of-pocket expenses incurred by them.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be open to the examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours commencing 10 days before the annual meeting. The list will be maintained at our principal executive offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board of Directors has nominated Webster L. Benham, Charles A. Burtch, Robert A. Butkin, and Jack E. Golsen to each serve a three-year term expiring in 2016, and upon the election and qualification of their successors. Messrs. Benham, Burtch, Butkin and Golsen are presently serving as directors of the Company whose current terms will expire at the annual meeting.

Our Certificate of Incorporation and Bylaws provide for the division of the Board of Directors into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year; with each class of directors elected for a term of three years and until the stockholders elect their qualified successors. Messrs. Benham, Burtch, Butkin and Golsen are standing for election to serve terms that will expire in 2016.

Our Bylaws provide that the Board of Directors, by resolution from time to time, may fix the number of directors that shall constitute the whole Board of Directors. The Bylaws presently provide that the number of directors may consist of not less than 3 nor more than 14. The Board of Directors currently has set the number of directors at 14.

Our Nominating and Corporate Governance Committee (the “Nominating Committee”) reviews the composition of the Board to assess the Board performance, composition, and effectiveness. The Nominating Committee values certain characteristics in all Board members, including personal and professional integrity, reputation, outstanding professional achievement, and sound business judgment. The Nominating Committee evaluates each individual director in the context of the Board as a whole with the goal of recommending an effective group with a diversity of experience and skills that exercises sound business judgment in the interest of our business and our stockholders.

The following sets forth certain information regarding the nominees and other directors whose term will continue after the annual meeting.

Nominees

Webster L. “Lance” Benham, age 63. Mr. Benham first became a director in 2013. His term will expire in 2013. In January, 2013, Mr. Benham retired as Senior Vice President of SAIC Energy, Environment & Infrastructure, LLC. From 1982 to 2007, Mr. Benham worked for The Benham Companies, a nationally prominent architecture-engineering and design-build firm headquartered in Oklahoma City. He became President and CEO of The Benham Companies in 2003 and remained in that capacity until the firm’s acquisition by SAIC in 2007. Mr. Benham is a community leader with service on boards of numerous non-profits including the Oklahoma Medical Research Foundation, Oklahoma City National Memorial & Museum, National Cowboy & Western Heritage Museum, Oklahoma School of Science and Mathematics Foundation, and many others. Mr. Benham spent 10 years on active duty with the Navy, followed by service with the Naval Reserves. He received a Bachelor of Science from the United States Naval Academy in 1972; and in 1977 he received Masters of Science degrees from the Massachusetts Institute of Technology in both Mechanical Engineering and Naval Architecture and Marine Engineering. Mr. Benham’s leadership skills, business and management background, experience with The Benham Companies, SAIC, his naval experience and his involvement with numerous non-profits, among other factors, led the Board to conclude that he should serve as a director.

Charles A. Burtch, age 77. Mr. Burtch first became a director in 1999. His term will expire in 2013. Mr. Burtch was formerly Executive Vice-President and West Division Manager of BankAmerica, where he managed BankAmerica’s asset-based lending division for the western third of the United States. He retired in 1998 and has since been engaged as a private investor. Mr. Burtch is a graduate of Arizona State University. Mr. Burtch’s financial experience and his experience as executive vice president of a large commercial bank, among other factors, led the Board to conclude that he should serve as a director.

Robert A. Butkin, age 60. Mr. Butkin first became a director in August 2007. His term will expire in 2013. Mr. Butkin is currently a Professor of Law at the University of Tulsa College of Law. He was Dean of the Tulsa College of Law from 2005 to 2007. Mr. Butkin also serves as President and as a member of the board of BRJN Capital Corporation, a private investment company. Mr. Butkin served as Assistant Attorney General for the State of Oklahoma from 1987 to 1993, and served from 1995 to 2005 as the State Treasurer of Oklahoma. He has served in various community and professional organizations, including holding the presidency of the Southern State Treasurers Association. He chaired the Banking, Collateral and Cash Management Committee for the National Association of State Treasurers (“NAST”). In addition, from 1981 to 1995, he served on the Board of Citizens Bank of Velma, Oklahoma, and he served as Chairman of the Board of that bank from 1991 to 1994. Mr. Butkin serves on the board of several non-profits, including the Jasmine Moran Children’s Museum (1995-present); Leadership Oklahoma (Advisory Board, 1998-present); and the Oklahoma Academy (2003-present). He attended and received a Bachelor of Arts degree from Yale College. He received his Juris Doctorate from the University of Pennsylvania Law School in 1978. Mr. Butkin’s leadership skills and financial experience obtained through serving as State Treasurer of Oklahoma, chairman of the banking committee of NAST, leading his private investment company, and service as the dean of a major law school in the State of Oklahoma, among other factors, led the Board to conclude that he should serve as a director.

Jack E. Golsen, age 84. Mr. Golsen first became a director in 1969. His term will expire in 2013. Mr. Golsen, founder of LSB, is our Chairman of the Board of Directors and Chief Executive Officer and has served in those capacities since our inception in 1969. Mr. Golsen served as our President from 1969 until 2004. During 1996, he was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma’s leading industrialists. Mr. Golsen is a Trustee of Oklahoma City University and has served on its Finance Committee for many years. During his career, he acquired or started the companies which formed the Company. He has served on the boards of insurance companies, several banks and was Board Chairman of Equity Bank for Savings N.A., which was formerly owned by the Company. In 1972, he was recognized nationally as the person who prevented a widespread collapse of the Wall Street investment banking industry. Refer to “The Second Crash” by Charles Ellis, and six additional books about the Wall Street crisis. Mr. Golsen has a Bachelor of Science degree from the University of New Mexico. Mr. Golsen’s demonstrated leadership skills and extensive experience and understanding in all industries in which we operate, his financial experience and broad business knowledge, among other factors, led the Board to conclude that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

OF THE FOUR NOMINEES AS DIRECTORS OF THE COMPANY

Continuing Directors

The following 10 directors will continue in office until the expiration of their respective terms and until their successors have been elected and qualified.

Robert C. Brown, M.D., age 81. Dr. Brown first became a director in 1969. His term will expire in 2015. Dr. Brown has practiced medicine for many years and was Vice President and Treasurer of Plaza Medical Group, P.C. until its acquisition by Integris Health on October 31, 2011. Dr. Brown received both his undergraduate and medical degrees from Tufts University after which he spent two years as a doctor in the United States Navy and over three years at the Mayo Clinic. Dr. Brown is also a Clinical Professor at Oklahoma University Health Science Center. Dr. Brown has experience with and insight into all aspects of developing and growing a company and as President and Chief Executive Officer oversaw the launch, development and sale of two different medical claims clearinghouses specializing in the provision of medical clearinghouse services to university affiliated hospitals and other medical providers throughout the United States, each of which was sold favorably. Dr. Brown served as President of the Medical Staff of Baptist Medical Center of Oklahoma. He is a Board member of Integris Physicians Services, Inc. Dr. Brown’s leadership experience, entrepreneurial business experience and broad range of knowledge of our history and business through his service as a director, among other factors, led the Board to conclude that he should serve as a director.

Barry H. Golsen, J.D., age 62. Mr. Golsen first became a director in 1981. His term will expire in 2015. Mr. Golsen was elected President of LSB in 2004 and has served as Chief Operating Officer for more than 10 years. Mr. Golsen has served as our Vice Chairman of the Board of Directors since August 1994. Mr. Golsen has served in several capacities with various LSB subsidiary companies and has been the President of our Climate Control Business for more than 10 years. Mr. Golsen served as a director of the Oklahoma branch of the Federal Reserve Bank. Mr. Golsen has both his undergraduate and law degrees from the University of Oklahoma. Mr. Golsen’s extensive experience in the climate control industry, his depth of knowledge and understanding of the business in which we operate, and his demonstrated leadership skills within the Company, among other factors, led the Board to conclude that he should serve as a director.

Steven J. Golsen, age 60. Mr. Golsen first became a director in 2011. His term will expire in 2014. Mr. Golsen also serves as the Chief Operating Officer of our Climate Control Business. Mr. Golsen has been employed by the Company since 1976. Mr. Golsen has served as the Chief Operating Officer of our Machine Tool Business and our Climate Control Business for more than 10 years. Mr. Golsen attended the University of New Mexico and University of Oklahoma. Mr. Golsen’s extensive experience, his intimate knowledge and understanding of multiple aspects of our business (particularly our Climate Control Business) and his demonstrated management and leadership skills within the Company, among other factors, led the Board to conclude that he should serve as a director.

David R. Goss, age 72. Mr. Goss first became a director in 1971. His term will expire in 2015. Mr. Goss, a certified public accountant, is our Executive Vice President of Operations and has served in substantially the same capacity for more than 10 years. He has served as a member of the executive management team since our inception in 1969. Mr. Goss is a graduate of Rutgers University. Mr. Goss’s accounting and financial experience and extensive knowledge of the industries in which we operate, among other factors, led the Board to conclude that he should serve as a director.

Bernard G. Ille, age 86. Mr. Ille first became a director in 1971. His term will expire in 2014. Mr. Ille served as President and Chief Executive Officer of United Founders Life from 1966 to 1988. He served as President and Chief Executive Officer of First Life Assurance Company from 1988, until it was acquired by another company in 1994. During his tenure as President of these two companies, he served as Chairman of the Oklahoma Guaranty Association for 10 years and was President of the Oklahoma Association of Life Insurance Companies for two terms. He was a director of Landmark Land Company, Inc., which was the parent company of First Life for many years until his retirement in March 2011. He is also a director for Quail Creek Bank, N.A. Mr. Ille is currently President of BML Consultants, a consulting firm, and a private investor. He is a graduate of the University of Oklahoma. Mr. Ille’s leadership of a major insurance company in Oklahoma, his financial and insurance background, and his investment experience, among other factors, led the Board to conclude that he should serve as a director.

Gail P. Lapidus, age 61. Ms. Lapidus first became a director in February 2010. Her term will expire in 2015. Ms. Lapidus is the Executive Director and Chief Executive Officer of Family & Children’s Services (“FCS”), a premiere human services provider in the Tulsa, Oklahoma metro area. Ms. Lapidus has been with the 88-year-old agency for 39 years and has served as its Executive Director since 1986. During her tenure, FCS has become the largest outpatient community mental health center in the state of Oklahoma for children, families and individuals without sufficient economic resources or health insurance. FCS, which has an annual budget of more than $40 million and a staff of over 500, has attracted national recognition and research grants for the services it provides. Ms. Lapidus received her undergraduate degree and a Master’s Degree in Social Work from the University of Oklahoma where she was later named an inaugural inductee into the Hall of Honor for outstanding leadership in professional practice. Ms. Lapidus’s management and leadership experience as the executive director of FCS, among other factors, led the Board to conclude that she should serve as a director.

Donald W. Munson, age 80. Mr. Munson first became a director in 1997. His term will expire in 2014. From 1988, until his retirement in 1992, Mr. Munson served as President and Chief Operating Officer of Lennox Industries. Prior to 1998, he served as Executive Vice President of Lennox Industries’ Division Operations, President of Lennox Canada and Managing Director of Lennox Industries’ European Operations. Prior to joining Lennox Industries, Mr. Munson served in various capacities with the Howden Group, a company located in Scotland, and The Trane Company, including serving as the managing director of various companies within the Howden Group and Vice President Europe for The Trane Company. He is currently a consultant. Mr. Munson is a resident of England. He has degrees in mechanical engineering and business administration from the University of Minnesota. Mr. Munson’s extensive experience in the climate control industry, and his leadership skills obtained through his service as senior executive and a managing director of Lennox Industries, among other factors, led the Board to conclude that he should serve as a director.

Ronald V. Perry, age 63. Mr. Perry first became a director in August 2007. His term will expire in 2014. In 2011, after 32 years, Mr. Perry stepped down as President of Prime Time Travel, which he founded. He continues with Prime Time Travel as a member of the Executive Committee, Director and Treasurer. He is an elected member of the Board of Directors of Metro Technology Centers. Mr. Perry has served in various charitable and civic organizations. He has had leadership positions with Leadership OKC, Rotary Club of OKC and the American Heart Association. He is also past President of the Board of Directors for the Regional Food Bank of Oklahoma. In 2007, the mayor of Oklahoma City appointed Mr. Perry to serve as a commissioner on the Oklahoma City Convention and Visitors Bureau. Mr. Perry graduated from Oklahoma State University, with a Bachelor’s degree in Business Administration and then served as a captain in the United States Army. His leadership skills, business experience and promotions experience, among other factors, led the Board to conclude that he should serve as a director.

Tony M. Shelby, age 71. Mr. Shelby first became a director in 1971. His term will expire in 2014. Mr. Shelby, a certified public accountant, is our Executive Vice President of Finance and Chief Financial Officer, a position he has held for more than 10 years. Mr. Shelby has served as a member of the LSB executive management team since our inception in 1969. Prior to becoming our Executive Vice President of Finance and Chief Financial Officer, he served as Chief Financial Officer of a subsidiary of LSB and was with the accounting firm of Arthur Young & Co., a predecessor to Ernst & Young LLP. Mr. Shelby is a graduate of Oklahoma City University. Mr. Shelby’s financial and accounting experience, his demonstrated leadership skills within the Company, and extensive understanding of the industries in which we operate, among other factors, led the Board to conclude that he should serve as a director.

John A. Shelley, age 62. Mr. Shelley first became a director in 2005. His term will expire in 2015. Mr. Shelley is the President and Chief Executive Officer of The Bank of Union located in Oklahoma. He has held this position since 1997. Prior to 1997, Mr. Shelley held various senior level positions in financial institutions in Oklahoma, including the position of President of Equity Bank for Savings, N.A., a savings and loan that was owned by us prior to 1994, former member of the Board of Directors of the Oklahoma Bankers Association and former Commissioner of the Oklahoma Securities Commission. He is a Trustee of the Advantage Health Plans Trust and a Trustee of the Oklahoma City Retailers Foundation Affiliated fund of the Oklahoma City Community Foundation. Mr. Shelley is a graduate of the University of Oklahoma. Mr. Shelley’s experience in the banking industry and his financial experience obtained through his service as Chief Executive Officer of the Bank of Union, among other factors, led the Board to conclude that he should serve as a director.

Family Relationships

Jack E. Golsen is the father of Barry H. Golsen and Steven J. Golsen. Robert C. Brown and Jack E. Golsen are brothers-in-law. David M. Shear is married to Robert C. Brown’s daughter, Heidi Brown Shear, who is the Vice President and Managing Counsel of the Company. Barry H. Golsen and Steven J. Golsen are nephews of Robert C. Brown, and David M. Shear is Jack E. Golsen’s nephew by marriage.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The Audit Committee has appointed the firm of Ernst & Young LLP, Independent Registered Public Accounting Firm (“Ernst & Young”), as the Company’s auditors for 2013. Ernst & Young has served as our auditors for more than five years, including the fiscal year most recently completed. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2013 or future years.

Consistent with past practices, it is expected that one or more representatives of Ernst & Young will attend the annual meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are requesting stockholder approval, on an advisory (non-binding) basis, of the compensation of our named executive officers (this vote is sometimes referred to as “say on pay”). Accordingly, you are asked to vote on the following resolution at the 2013 annual meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion.

This is an advisory vote, which is not binding on the Board. The Board and the Compensation and Stock Option Committee (“Compensation Committee”), which is comprised of independent directors, will review and take into account the outcome of this vote when considering future executive compensation decisions. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure, in this proxy statement, which provide information about our compensation policies and the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE RESOLUTION APPROVING

THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our Board of Directors held 10 meetings in 2012. During 2012, no director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and the meetings held by all committees of the Board of Directors on which each served. Although we do not currently have a policy with respect to the attendance of our directors at the annual meeting, the Company encourages each of its directors to attend whenever possible. A majority of the directors attended the Company’s 2012 annual meeting of stockholders.

Committees of the Board of Directors and Committee Charters

The Board has three separately-designated and standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The Board has adopted written charters for each of these standing committees. The Board has determined that all members of these committees are independent directors and satisfy the Securities and Exchange Commission (“SEC”) and NYSE requirements for independence. A current copy of the following charters and the corporate governance guidelines are available on our website at www.lsbindustries.com and are also available from the Company upon request to the Secretary:

•	Audit Committee Charter

•	Compensation and Stock Option Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Corporate Governance Guidelines

Board of Directors Leadership Structure

The Board of Director’s current policy is that the positions of Chairman and Chief Executive Officer be held by the same person. When evaluating the Company’s leadership structure, the Board has considered the fact that a majority of the Board is comprised of independent directors who are qualified and experienced and that the Board’s key committees – Audit, Compensation, and Nominating – are comprised entirely of independent directors. In addition, as discussed below, the Board has designated an independent director to serve as lead independent director with significant corporate governance responsibilities. The Board believes that these factors provide an appropriate balance between the authority of the Board of Directors and those who manage the Company on a day-to-day basis.

The Board of Directors believes that this leadership structure has served the Company well over the years by providing strong, unified, and consistent leadership and direction and, in combination with the Company’s other corporate governance policies and procedures, is in the best interests of the Company’s stockholders. The Board believes that having one leader serving both the Chairman and Chief Executive Officer positions provides decisive and effective leadership. The Board of Directors may separate these positions in the future should circumstances change, such as in connection with a transition in leadership.

The Board of Directors bi-annually appoints a lead independent director from among the independent directors to coordinate the activities of the other independent directors and enhance the role of the independent directors in the overall corporate governance of the Company. Mr. Shelley is the current lead director. The lead director:

•	presides at meetings of the Board at which the chairman or vice chairman is not present, including executive sessions of the independent directors and non-management directors;

•	serves as a liaison between the chairman and the independent directors;

•	oversees the Board’s stockholder communications policies;

•	has the authority to call meetings of the independent directors or non-management directors and to prepare the agendas for each meeting; and

•

consults with the Chairman of the Board on meeting agendas and information provided to the Board, including the authority to add items to the agendas for any meeting and reviews and approves meeting schedules.

Nominating Committee

The Nominating Committee consists entirely of independent directors who were appointed by the Board to serve until their successors are appointed and qualify. The members of the Nominating Committee are Mr. Shelley (Chairman), Mr. Ille and Mr. Munson. The Nominating Committee’s primary responsibility is the annual identification and presentation to the Board of a list of qualified individuals recommended for nomination for election to the Board of Directors at the annual meeting of stockholders. In addition to its primary responsibility, the Nominating Committee is also responsible for:

•	recommending to the Board the selection criteria that should be considered for membership on the Board of Directors;

•	the periodic assessment of the selection criteria, and the recommendation of any changes to the selection criteria;

•	identifying director candidates meeting the selection criteria and aiding in attracting such candidates as directors;

•	the consideration of proposed director candidates, in light of the selection and performance criteria adopted by the Board;

•	reviewing the qualifications of incumbent, replacement or additional director candidates; and

•	making periodic recommendations to the Board regarding guidelines on significant corporate governance principles, including the size and composition of the Board.

During 2012, the Nominating Committee held two regularly scheduled meetings.

The Nominating Committee will consider the qualifications of director candidates recommended by stockholders and evaluate each of them using the same criteria the Nominating Committee uses for incumbent candidates. Director candidate recommendations by stockholders must be made in compliance with the procedures set forth in our Bylaws by notice in writing delivered or mailed by first class U.S. mail, postage prepaid, to the Chairman of the Nominating Committee, in care of the Corporate Secretary of the Company, 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107. Please indicate on the envelope “Nominating Committee.”

Only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors; or (ii) by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in our Bylaws. A director nomination made by a stockholder must be delivered or mailed to and received at our principal executive offices not less than 120 nor more than 150 days prior to the date of the meeting; provided, however, if the date of the annual meeting is more than 30 days before or more than 60 days after such date, notice by the stockholder to be timely must be so delivered, or mailed and received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was so made. Pursuant to our Bylaws, the deadline for submitting nominations for inclusion in our 2014 proxy materials is January 23, 2014, but no nominations may be submitted before December 24, 2014.

The Bylaws also provide that a stockholder satisfying the above notice requirements may nominate an independent director in our proxy statement, if the additional specified conditions set forth in our Bylaws, are satisfied. The following is a summary of the additional conditions:

•	the stockholder, together with the stockholder’s affiliates, must have held at least 5% of the voting power of the Company’s outstanding securities for at least one year (the “Required Interest”);

•	the stockholder must provide certain information relating to the proposed nominee;

•	the stockholder must agree to indemnify the Company for all liabilities arising out of the information provided by the stockholder;

•

the stockholder must undertake to continue to hold for one year following the election of directors at the annual meeting the greater of (i) the Required Interest or (ii) 75% of the stockholder’s interest as of the last day on which stockholder nominations may be made under the Bylaws;

•

the stockholder must agree not to acquire the greater of (i) 10% of the Company’s outstanding voting securities or (ii) an additional 5% of the voting power in the Company’s securities in excess of the voting power held by the stockholder as of the last day on which stockholder nominations may be made under the Bylaws;

•

the sum of the number of directors serving on the Board of Directors as a result of the proxy access procedures, plus the number of directors to be included in the Company’s proxy materials for the next annual meeting pursuant to the proxy access procedures may not exceed 25% of the total number of directors that constitute the whole Board; and

•	certain other conditions as set forth in the Bylaws.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Messrs. Charles Burtch (Chairman), Bernard Ille, Ronald Perry, and John Shelley. The Board has determined that each member of the Audit Committee is independent, and satisfies the SEC and NYSE requirements for independence. During 2012, the Audit Committee had 5 meetings.

The Audit Committee assists the Board of Directors in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things:

•	appoints, evaluates, and approves the compensation of, our independent registered public accounting firm;

•	pre-approves all auditing services and permitted non-audit services;

•	annually considers the qualifications and independence of the independent registered public accounting firm;

•	reviews recommendations of independent registered public accounting firm concerning our accounting principles, internal controls and accounting procedures and practices;

•	provides oversight of the internal audit function;

•	reviews and approves the scope of the annual audit;

•	reviews and discusses with management and the independent registered public accounting firm the audited financial statements;

•	reviews and discusses with management and the independent registered public accounting firm the unaudited quarterly financial statements; and

•	performs such other duties as set forth in the Audit Committee Charter.

Audit Committee Financial Expert

While the Board of Directors endorses the effectiveness of our Audit Committee, its membership does not presently include a director that qualifies for designation as an “audit committee financial expert,” within the meaning of applicable SEC and NYSE rules. However, each of the current members of the Audit Committee is independent and financially literate as defined by the rules of the SEC and NYSE, and is able to read and understand fundamental financial statements. At least one of its members has financial management expertise. The Board of Directors believes that the background and experience of each member of the Audit Committee is sufficient to fulfill the duties of the Audit Committee. For these reasons, although members of our Audit Committee are not professionally engaged in the practice of accounting or auditing, our Board of Directors has concluded that the ability of our Audit Committee to perform its duties is not impaired by the absence of an “audit committee financial expert.”

Audit Committee Report

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed:

•	the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, practices and judgments;

•	the reasonableness of significant judgments; and the clarity of disclosures in the financial statements;

•	the integrity of the Company’s financial reporting processes and controls; and

•	the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered accounting firm and the Company.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended). In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and us, and has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2013.

Members of the Audit Committee

Charles A. Burtch (Chairman)

Bernard G. Ille

Ronald V. Perry

John A. Shelley

Notwithstanding anything to the contrary set forth in our filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference previous or future filings, including this proxy statement, in whole or in part, the foregoing report of the Audit Committee and any statements regarding the independence of the Audit Committee members shall not be incorporated by reference into any such filings.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2012 and 2011, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and for review of SEC-related documents for those fiscal years were approximately $1,472,000 and $1,374,000, respectively.

Audit-Related Fees

Ernst & Young LLP billed us $159,750 and $28,600 during 2012 and 2011, respectively, for audit-related services, which included services relating to the acquisition of working interests in natural gas properties and benefit plan audits.

Tax Fees

Ernst & Young LLP billed us $575,300 and $593,335 during 2012 and 2011, respectively, for tax services, which included tax return review and preparation, tax consultations and planning, including services relating to the current examination by the IRS and certain state tax authorities for the tax years 2007-2010 and the acquisition of working interests in natural gas properties.

All Other Fees

We did not engage our accountants to provide any other services for the fiscal years ended December 31, 2012 and 2011.

Engagement of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving all engagements with Ernst & Young LLP to perform audit or non-audit services for us prior to us engaging Ernst & Young LLP to provide those services. All of the services under the headings Audit Related, Tax Services, and All Other Fees were approved by the Audit Committee in accordance with paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X of the Exchange Act. The Audit Committee of our Board of Directors has considered whether Ernst & Young LLP’s provision of the services described above for the fiscal years ended December 31, 2012 and 2011 is compatible with maintaining its independence.

Audit Committee’s Pre-Approval Policies and Procedures

All audit and non-audit services that may be provided to us by our principal accountant, Ernst & Young LLP, require pre-approval by the Audit Committee. Further, Ernst & Young LLP shall not provide to us those services specifically prohibited by the SEC, including bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinion, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Oversight of Risk Management

The Board oversees management’s risk management activities through a combination of processes, including credit risk, liquidity risk, and operational risk. The Board believes effective risk management will:

•	timely identify the material risks that the Company encounters,

•	communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee,

•	implement appropriate and responsive risk management strategies consistent with Company’s risk profile, and

•	integrate risk management into Company decision-making.

In addition to the Company’s formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company. The Board believes that the important risk oversight functions performed by the Audit Committee, the Disclosure Committee, the Compensation Committee, and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company.

Code of Ethics

The Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, and the controller of the Company and each of the our subsidiaries, or persons performing similar functions, are subject to our Code of Ethics and Statement of Policy Concerning Business Conduct. We and each of our subsidiary companies have adopted a Statement of Policy Concerning Business Conduct applicable to our employees.

Our Code of Ethics and Statement of Policy Concerning Business Conduct are available on our website at www.lsbindustries.com. We will post any amendments to these documents, as well as any waivers that are required to be disclosed pursuant to the rules of either the SEC or the NYSE, on our website (to the extent applicable to the Company’s executive officers, senior financial officers or directors).

Compensation Committee

We have a separately-designated Compensation Committee. The members of the Compensation Committee are Messrs. Charles Burtch (Chairman) and Bernard Ille, each of whom is a non-employee, independent director in accordance with the rules of the NYSE. The Board has adopted a Compensation and Stock Option Committee Charter, which governs the responsibilities of the Compensation Committee. During 2012, the Compensation Committee held three meetings.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	establish the base salary, incentive compensation and any other compensation for our executive officers;

•

administer our management incentive and stock-based compensation plans, non-qualified death benefits, salary continuation and welfare plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans; and

•	perform other functions or duties deemed appropriate by the Board.

Decisions regarding non-equity compensation of our non-executive officers and our executive officers named in the Summary Compensation Table (the “named executive officers”), other than our Chief Executive Officer, our President, and our Chief Operating Officer of the Climate Control Business, are made by our Chief Executive Officer and presented for approval or modification by the Committee. Historically, the Compensation Committee has generally adopted such recommendations of the Chief Executive Officer.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of our Chief Executive Officer. Committee meetings are regularly attended by the Chief Executive Officer. At each Compensation Committee meeting, the Compensation Committee also meets in executive session without the Chief Executive Officer. The Committee may delegate authority to the Chief Executive Officer in order to fulfill certain administrative duties regarding the compensation programs.

The Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. If an outside consultant is engaged, the Compensation Committee reviews the total fees paid to such outside consultant by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Compensation Committee. For 2012, no outside compensation consultants were engaged by the Compensation Committee or by management of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has the authority to set the compensation of all of our officers. The Compensation Committee considers the recommendations of the Chief Executive Officer when setting the compensation of our officers. The Chief Executive Officer does not make a recommendation regarding his own salary, and does not make any recommendation as to the salaries of the President or the Chief Operating Officer of the Climate Control Business. The members of the Compensation Committee are the following non-employee directors: Charles A. Burtch (Chairman), and Bernard G. Ille. Horace Rhodes was a member and Chairman of the Compensation Committee until his death on January 1, 2013. Neither Mr. Rhodes, Mr. Burtch nor Mr. Ille is, or ever has been, an officer or employee of the Company or any of its subsidiaries. None of our executive officers or members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K during 2012.

Board Independence

The Board of Directors has determined that each of Messrs. Benham, Burtch, Butkin, Ille, Munson, Perry, Shelley and Ms. Lapidus is an “independent director” in accordance with the current listing standards of the NYSE.

The Board of Directors has affirmatively determined that each of Messrs. Benham, Burtch, Butkin, Ille, Munson, Perry, Shelley and Ms. Lapidus has no material relationship with the Company whether directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. Directors responded to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest. In addition, the Board of Directors reviewed and considered information related to transactions, relationships, or arrangements between us and the directors or parties related to the directors (including those described under “Related Party Transactions”) and determined that each of the directors listed above are independent, and that the members of the Audit, Compensation, and Nominating Committees meet the independence tests of the NYSE and the SEC.

Communication with the Board of Directors

Our Board of Directors believes that it is important for us to have a process whereby stockholders may send communications to the Board. Accordingly, stockholders and interested parties who wish to communicate with the Board of Directors, the lead director, the independent directors as a group, or a particular director may do so by sending a letter to Lead Director at 16 S. Pennsylvania Avenue, Oklahoma City, OK 73107. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder or an interested party and clearly state whether the intended recipients are all members of the Board of Directors, the lead director, the independent directors, non-management directors, or only certain specified individual directors. The lead director will make copies of all such letters and circulate them to the appropriate director or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers, and beneficial owners of more than 10% of LSB’s common stock to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of LSB’s stock. Based solely on a review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to us with respect to 2012, or written representations that no Form 5 was required to be filed, we believe that during 2012 all our directors and officers and beneficial owners of more than 10% of LSB’s common stock filed timely their required Forms 3, 4, or 5.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our long-term success depends on our ability to efficiently operate our facilities, to continue to develop our product lines and technologies, and to focus on developing our product markets. To achieve these goals, it is important that we be able to attract, motivate, and retain highly talented individuals who are committed to our values and goals.

The Compensation Committee has the responsibility to establish, in consultation with management, our compensation philosophy for our senior executive officers and to implement and oversee a compensation program consistent with the philosophy. This group of senior executive officers includes the named executive officers, as well as our other executives.

A primary objective of the Compensation Committee is to ensure that the compensation paid to the senior executive officers is fair, reasonable, competitive, and provides incentives for superior performance. The Compensation Committee is responsible for approval of all decisions for the direct compensation, including the base salary and bonuses, stock options and other benefit programs for our senior executive officers, including the named executive officers.

In general, the day-to-day administration of savings, health and welfare plans and policies are handled by a team of our legal and finance department employees. The Compensation Committee (or Board) remains responsible for key policy changes outside of the day-to-day requirements necessary to maintain these plans and policies.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program rewards the executive’s achievements and contribution towards the Company achieving its long-term strategic goals. However, the Compensation Committee does not believe that executive compensation should be tied to specific numeric or formulaic financial goals or only to stock price performance. The Compensation Committee recognizes that, given the volatility of the markets in which we do business, general economic conditions, and numerous other factors, our financial performance for a particular period may or may not be an accurate measurement of our senior executive officers’ performance.

The Compensation Committee values both personal contribution and teamwork as factors to be rewarded. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain highly talented employees in key positions, with the goal of ensuring that compensation to our senior executive officers remains competitive while considering the internal pay ratios among executives and other key employees. The Compensation Committee believes that executive compensation packages should include cash and bonus compensation, as well as other benefit programs to encourage senior executive officers to remain with the Company and have interests aligned with those of the Company. As a result, the Compensation Committee reviews the number of stock options exercised by senior executive officers during recent periods, if any, as well as stock options currently held by the senior executive officers. This analysis enables the Compensation Committee to determine whether the grant of additional stock-based compensation may be advisable to ensure that our senior executive officers’ long term interests are aligned with those of the Company. Based on the foregoing, the Compensation Committee focuses on the following criteria when developing our executive compensation program:

•	Compensation should be based on the level of job responsibility, executive performance, and our performance;

•	Compensation should enable us to attract and retain key talent;

•	Compensation should be competitive with compensation offered by other companies that compete with us for talented individuals in our geographic area;

•	Compensation should reward performance;

•	Compensation should motivate executives to achieve our strategic and operational goals; and

•	Executive compensation should be reasonable when compared to the average compensation of our other employees.

EXECUTIVE SUMMARY

Setting Executive Compensation

The Compensation Committee sets annual cash and non-cash executive compensation to reward the named executive officers for achievement and to motivate the named executive officers to achieve long-term business objectives. The Compensation Committee is unable to use direct comparisons to a peer group in determining the compensation package because of the diverse nature of our lines of business. The Compensation Committee reviewed some generally available national and regional compensation information for companies of our size. This information was used to determine whether our compensation amounts are within the range of similarly sized companies. The Compensation Committee considered base salary and current bonus awards in determining overall compensation. The Compensation Committee does not have a policy allocating long term and currently paid compensation, but does consider stock options to be long-term compensation. The Compensation Committee also considered the allocation between cash and non-cash compensation amounts, but does not have a specific formula or required allocation between such compensation amounts. Instead, such amounts are taken into account as part of the overall compensation determination. The Compensation Committee compares the Chief Executive Officer’s total compensation to the total compensation of our other named executive officers. However, the Compensation Committee has not established a target ratio between total compensation of the Chief Executive Officer and the median total compensation level for the next lower tier of management. The Compensation Committee also considers internal pay equity among the named executive officers and in relation to next lower tier of management and average compensation of all employees in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. The Compensation Committee does not consider amounts payable under severance agreements when setting the annual compensation of the named executive officers. Although the Compensation Committee has not engaged outside consultants to assist in conducting its annual review of the total compensation program, it may do so in the future.

Consideration of Stockholder Say-On-Pay Advisory Vote.

At our annual meeting of stockholders held in May 2012, a substantial majority (more than 96%) of the total votes cast on our say-on-pay proposal approved the compensation of our named executive officers for 2011 on a non-binding, advisory basis. The Compensation Committee and the Board believes that this affirms our stockholders’ support of our approach to executive compensation, and, accordingly, the Compensation Committee did not materially change its approach to executive compensation in 2012 in connection with the say-on-pay proposal. The Compensation Committee expects to consider the results of future stockholder say-on-pay advisory votes when making future compensation decisions for our named executive officers. We will also hold an advisory vote on the compensation of named executive officers at our 2014 annual meeting of stockholders.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of our named executive officers (other than the Chief Executive Officer, the President and the Chief Operating Officer of the Climate Control Business) and presents to the Compensation Committee recommendations with respect to salary, bonuses and other benefit items. The Compensation Committee considers such recommendations in light of the Compensation Committee’s philosophy and objectives and exercises its discretion in accepting or modifying the recommended compensation. Historically, the Compensation Committee has generally adopted the recommended compensation. In determining compensation for the Chief Executive Officer, the President and the Chief Operating Officer of the Climate Control Business, the Compensation Committee reviews the responsibilities and performance of each of them. Such review includes interviewing these officers and consideration of the Compensation Committee’s observations of these officers during the applicable year.

2012 Executive Compensation Components

For the fiscal year ended December 31, 2012, the principal components of compensation for the named executive officers were:

•	base salary;

•	cash bonus;

•	death benefit and salary continuation plans; and

•	perquisites and other personal benefits.

The Compensation Committee did not award equity-based compensation, such as stock options, to the named executive officers in 2012. As discussed below, the Compensation Committee awarded salary increases and bonuses to the named executive officers for 2012. Those awards were considered sufficient to provide competitively based incentives to our executives to advance company performance, without granting equity based compensation as well. The Committee’s assessment was that the named executive officers in 2012 continued to maintain a sufficient ownership interest in the Company to provide alignment with the Company’s long-term interests. We do not benchmark the amount of total compensation or any material element of compensation.

Base Salary

We provide the named executive officers and other senior executive officers with base salary to compensate them for services rendered during the year. We do not have a defined benefit or qualified retirement plan for our executives. This factor is considered when setting the base compensation for senior executive officers since it is expected that senior executive officers will take responsibility for their individual retirement plan arrangements.

Base salaries are determined for the named executive officers in the discretion of the Compensation Committee based upon the recommendations of the Chief Executive Officer’s assessment of the executive’s compensation, both individually and relative to the other senior executive officers, and based upon an assessment of the individual performance of the executive during the preceding year. In determining the base salary for the Chief Executive Officer, the President and the Chief Operating Officer of the Climate Control Business, the Compensation Committee exercises its judgment based on its observations of such senior executive officers and the Compensation Committee’s assessment of such officers’ contribution to the Company’s performance and other leadership achievements. Although the Compensation Committee does not use specific performance targets to set base salaries or bonuses, the Compensation Committee awarded salary increases in 2012 based on the above criteria and with consideration of the overall improved financial performance of the Company during challenging economic conditions.

Cash Bonuses

The Compensation Committee may award cash bonuses to the named executive officers to reward outstanding performance. No bonus is guaranteed, and there is no defined range of bonus amounts that the Compensation Committee may award. Bonus awards are made at the Compensation Committee’s discretion based upon an assessment of an individual’s overall contribution to the Company. Based on the assessments and recommendations described below, the Compensation Committee awarded bonuses to the managers and executive officers in 2012.

Bonus awards are based upon assessment of an individual’s overall contribution to the Company. This assessment includes a subjective analysis of the achievement of an individual’s goals for their areas of responsibility, the individual’s contribution to the achievement of our priorities and strategic plans, and the individual’s material accomplishments achieved during the year. In considering an individual’s overall contribution to the Company, the Compensation Committee will account for the individual’s level of experience relevant to the Company’s businesses, the individual’s tenure with the Company, and the individual’s level of responsibility. The assessment is a subjective evaluation of accomplishment and contribution to the Company and is not based on the achievement of specific performance metrics. Our CEO, Jack E. Golsen, provides the Compensation Committee with his assessment of the contributions to the Company during the applicable year by our named executive officers other than for himself, Barry H. Golsen, our President, and Steven J. Golsen, our Chief Operating Officer for our Climate Control Business, for purposes of determining bonus compensation for such year. The Compensation Committee discusses our CEOs recommendations with the CEO, and in the past has generally accepted the CEOs’ recommendations as to bonuses for our named executive officers. With respect to bonus awards for Jack E. Golsen, Barry H. Golsen and Steven J. Golsen, the Compensation Committee assesses the overall contribution of each of them based on the interaction with each of them, review of the matters that are presented to the Board of Directors for consideration or discussion, and interviews with other senior executive officers.

In assessing the overall contribution of Jack E. Golsen to the Company for purposes of bonus compensation, the Compensation Committee considered Mr. Golsen’s management of the Company through challenging global economic conditions, the profitability of the Company, the retention and development of our executive team, his development of key business relationships for the Company, and his efforts in developing strategies for the Company’s future revenue and market growth. Mr. Golsen’s level of responsibility and the effectiveness of his leadership were also considered in the assessment of his overall contribution to the Company during 2012. In addition, the Compensation Committee considered and complied with the terms of Mr. Golsen’s Employment Agreement with the Company.

The assessment of Tony M. Shelby’s overall contribution to the Company for purposes of bonus compensation included an evaluation of the complexity of Mr. Shelby’s responsibilities as our chief financial officer, his leadership in the management of the Company’s financial resources, his efforts in developing strategies for the Company’s future revenue growth, his accomplishments in negotiating important commercial contracts, his development of key business relationships for the Company, and his continued commitment to enhancing our internal audit function and improving its finance processes.

The assessment of Barry H. Golsen’s overall contribution to the Company for purposes of determining his bonus compensation included his leadership of the Company and our climate control and chemical businesses through challenging global economic conditions, profitability of the Company for 2012, his retention and development of our management, his accomplishments in developing improved investor and shareholder communication, and his efforts in developing the Company’s future market growth.

The assessment of Steven J. Golsen’s overall contribution to the Company for purposes of determining his bonus compensation included his leadership of our climate control business and machine tool and specialized engineering business through challenging global economic conditions, profitability of the Company for 2012, his recruitment, retention and development of our management, and his involvement in developing plans for the Company’s future growth.

The assessment of David R. Goss’ overall contribution to the Company for purposes of bonus compensation included an evaluation of the complexity of Mr. Goss’ responsibilities as our executive vice president of operations, especially during challenging global economic conditions, his management and development of our chemical and climate control businesses, and his management of our resources with a view to their most productive and efficient uses.

The assessment of David M. Shear’s overall contribution to the Company for purposes of bonus compensation included an evaluation of the complexity of Mr. Shear’s responsibilities as our general counsel, the effectiveness of his oversight of our legal department, his management of litigation and corporate matters, his accomplishments in negotiating important commercial contracts, the utility of his communications with our Board of Directors and executive officers, his contributions to the oversight of the our corporate governance and compliance functions, and his contributions to our corporate rusk management program.

Death Benefit and Salary Continuation Plans

We sponsor non-qualified arrangements to provide a death benefit to the designated beneficiary of certain key employees (including certain of the named executive officers) in the event of such executive’s death (the “Death Benefit Plans”). We also have a non-qualified arrangement with certain of our key employees (including certain of the named executive officers) to provide compensation to such individuals in the event that they are employed by the Company at age 65 (the “Salary Continuation Plans”).

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2012, are discussed in footnote (1) and included in column (i) of the “Summary Compensation Table.”

The Compensation Committee believes that the Death Benefit and Salary Continuation Plans are significant factors in:

•	enabling the Company to retain its named executive officers;

•	encouraging our named executive officers to render outstanding service; and

•	maintaining competitive levels of total compensation.

Severance Agreements

We have entered into change of control severance agreements with certain key employees, including the named executive officers. The severance agreements are designed to promote stability and continuity of senior management. The severance agreements provide generally that if an executive officer who is a party to a severance agreement is terminated, other than for cause, within 24 months after the occurrence of a change-in-control of the Company or the executive officer terminates his employment for good reason following a change in control, we must pay the executive officer an amount equal to 2.9 times the officer’s average annual gross salary for the last five years preceding the change in control. The Compensation Committee believes that the severance agreements are an important element in retaining our senior management. These severance agreements are described under “Severance Agreements” below. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change-In-Control.”

Perquisites and Other Personal Benefits

We and the Compensation Committee believe that perquisites are necessary and appropriate parts of total compensation that contribute to our ability to attract and retain superior executives. Accordingly, we and the Compensation Committee provided our named executive officers and certain other executive officers a limited number of perquisites that are reasonable and consistent with our overall compensation program.

We currently provide the named executive officers with the use of our automobiles, provide cell phones that are used primarily for business purposes, and pay the country club dues for certain of the executive officers. The executive officers are expected to use the country club in large part for business purposes.

The Compensation Committee periodically reviews the levels of perquisites provided to the named executive officers to determine whether such perquisites are consistent with our compensation policies.

Employment Agreement

We have no employment agreements with our named executive officers, except with Jack E. Golsen, our Chief Executive Officer. The terms of Mr. Golsen’s employment agreement are described below under “Employment Agreement.” We believe that Mr. Golsen’s employment agreement promotes stability in our senior management and encourages Mr. Golsen to provide superior service to us. The current term of the Employment Agreement expires March 21, 2014 and on such date will automatically renew for an additional three-year period. Thereafter, the Employment Agreement will automatically renew for up to one additional three-year period, unless earlier terminated by either party with one year’s notice.

Ownership Guidelines

We have not established any guidelines which require our executive officers to acquire and hold our common stock. However, our named executive officers have historically acquired and maintained a significant ownership position in our common stock.

Tax and Accounting Implications

Deductibility of Executive Compensation—Section 162(m) of the Internal Revenue Code, provides that we may not deduct compensation of more than $1,000,000 of employee remuneration for named executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. In the past, we have granted non-qualifying stock options to the named executive officers that do not meet the performance-based compensation criteria and are subject to the Section 162(m) limitation. Our compensation deduction was not limited by Section 162(m) in 2012, 2011 and 2010.

Accounting for Stock-Based Compensation—We account for stock-based payments, including our incentive and nonqualified stock options, in accordance with United States generally accepted accounting principles.

Compensation and Stock Option Committee Report

Our Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Stock Option Committee recommended to the Board that the Compensation Discussion and Analysis be included herein.

Submitted by the Compensation and Stock Option Committee of the Company’s Board of Directors.

Charles A. Burtch, Chairman

Bernard G. Ille

The following table summarizes the total compensation paid or earned by each of the named executive officers for each of the three fiscal years in the period ended December 31, 2012.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Jack E Golsen,
Chairman of the Board	2012	830,954	200,000	—	—	—	—	225,479	1,256,433
of Directors and	2011	703,500	200,000	—	—	—	—	213,869	1,117,369
Chief Executive Officer	2010	659,400	150,000	—	—	—	—	746,993	1,556,393
Tony M. Shelby,
Executive Vice President	2012	300,000	200,000	—	—	—	—	17,310	517,310
of Finance and Chief	2011	287,115	100,000	—	—	—	—	16,932	404,047
Financial Officer	2010	275,000	100,000	—	—	—	—	15,385	390,385
Barry H. Golsen,
Vice Chairman of the Board of
Directors, President, and	2012	627,523	200,000	—	—	—	—	39,092	866,615
President of the Climate	2011	574,831	200,000	—	—	—	—	34,311	809,142
Control Business	2010	550,600	150,000	—	—	—	—	32,803	733,403
Steven J. Golsen,	2012	408,846	150,000	—	—	—	—	36,624	595,470
Chief Operating Officer of	2011	369,385	150,000	—	—	—	—	30,211	549,596
the Climate Control Business	2010	350,000	150,000	—	—	—	—	29,028	529,028
David R. Goss,	2012	300,500	200,000	—	—	—	—	10,254	510,754
Executive Vice President of	2011	285,039	100,000	—	—	—	—	8,569	393,608
Operations	2010	270,500	85,000	—	—	—	—	9,308	364,808
David M. Shear,	2012	300,000	125,000	—	—	—	—	26,357	451,357
Senior Vice President and	2011	287,116	100,000	—	—	—	—	20,837	407,953
General Counsel	2010	275,000	85,000	—	—	—	—	20,126	380,126

(1)	We have a death benefit agreement with each named executive officer, as described below under “1981 Agreements” and “2005 Agreement”. Compensation reported for the death benefit under these agreements is the greater of:

•	the expense incurred for our accrued death benefit liability; or

•	the pro rata portion of life insurance premium expense to fund the undiscounted death benefit.

Amounts accrued under these agreements are not paid until the death of the named executive officer.

We have separate death benefit and salary continuation agreements with each named executive officer. As discussed below under “1992 Agreements”, these agreements provide a death benefit until the employee reaches age 65 and benefits for life commencing when the employee reaches age 65. Compensation reported for these benefits is the greater of:

•	the expense incurred associated with our accrued benefit liability or

•	the pro rata portion of life insurance premium expense to fund the undiscounted death benefit.

The amounts set forth under “All Other Compensation” are comprised of the compensation expense relating to the 1981 Agreements, 1992 Agreements, and 2005 Agreement, as described above, and perquisites for 2012, as follows:

	1981	1992	2005
	Agreements	Agreements	Agreement	Other (A)	Total
Jack E. Golsen	$90,663	$	$129,519	$5,297	$225,479
Tony M. Shelby	$2,662	$3,178	$—	$11,470	$17,310
Barry H. Golsen	$1,686	$32,201	$—	$5,205	$39,092
Steven J. Golsen	$581	$29,520	$—	$6,523	$36,624
David R. Goss	$3,186	$2,771	$—	$4,297	$10,254
David M. Shear	$—	$22,985	$—	$3,372	$26,357

(A)	Amount relates to the personal use of automobiles, cell phones and country club dues.

Employment Agreement

We have an employment agreement with Jack E. Golsen, which requires the Company to employ Mr. Golsen as an executive officer of the Company. The current term of the employment agreement expires March 21, 2014, but will be automatically renewed for up to two additional three-year periods, unless terminated by either party by written notice at least one year prior to the expiration of the then current term. Under the terms of the employment agreement, Mr. Golsen shall:

•	be paid an annual base salary at his 1995 base rate, as adjusted from time to time by the Compensation Committee, but such shall never be adjusted to an amount less than Mr. Golsen’s 1995 base salary,

•	be paid an annual bonus in an amount as determined by the Compensation Committee, and

•	receive from the Company certain other fringe benefits (vacation; health and disability insurance).

The employment agreement provides that Mr. Golsen’s employment may not be terminated, except:

•	upon conviction of a felony involving moral turpitude after all appeals have been exhausted (“Conviction”),

•

Mr. Golsen’s serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to the Company, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in our best interest (“Misconduct”), and

•	Mr. Golsen’s death.

However, no termination for a Conviction or Misconduct may occur unless and until the Company has delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated such item.

The employment agreement provides that, if Mr. Golsen’s employment is terminated for reasons other than due to a Conviction or Misconduct, then we shall pay to Mr. Golsen:

•

a cash payment on the date of termination, equal to the amount of Mr. Golsen’s annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination times the number of years remaining under the then current term of the employment agreement, and

•

provide to Mr. Golsen all of the fringe benefits that the Company was obligated to provide during his employment under the employment agreement for the remainder of the term of the employment agreement.

If there is a change in control (as defined in the severance agreement between Mr. Golsen and the Company as discussed below under “Severance Agreements”) and within 24 months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in the severance agreement), then in such event, the severance agreement between Mr. Golsen and the Company shall be controlling.

In the event Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result if the disability for a period of 12 consecutive months within any two-year period, we will pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter 60% of such salary until Mr. Golsen’s death.

1981 Agreements

During 1981, we entered into individual death benefit agreements (the “1981 Agreements”) with certain key employees (including certain of the named executive officers). The designated beneficiary of each named executive officer will receive a monthly benefit for a period of 10 years if the officer dies while in the employment of the Company. The 1981 Agreements, as amended, provide that we may terminate the agreement as to any officer at any time prior to the officer’s death. We have purchased life insurance on the life of each officer covered under the 1981 Agreements to provide a source of funds for our obligations under the 1981 Agreements. We are the owner and sole beneficiary of each of the insurance policies and the proceeds are payable to the Company upon the death of the officer. The following table sets forth the amounts of annual benefits payable to the designated beneficiary or beneficiaries of the named executive officer’s under the 1981 Agreements.

Amount of Annual
Name of Individual	Payment
Jack E. Golsen	$175,000
Tony M. Shelby	$35,000
Barry H. Golsen	$30,000
Steven J. Golsen	$19,000
David R. Goss	$35,000
David M. Shear	N/A

1992 Agreements

During 1992, we entered into individual benefit agreements with certain of our key employees (including certain of the named executive officers) to provide compensation to such individuals in the event that they are employed by the Company at age 65 (the “1992 Agreements”). Each officer that has entered into a 1992 Agreement is eligible to receive a designated benefit (“Benefit”) as set forth in the 1992 Agreements, as amended. The officer will receive the Benefit beginning at the age 65 for the remainder of the officer’s life. If prior to attaining the age 65, the officer dies while in the employment of the Company, the designated beneficiary of the officer will receive a monthly benefit (“Death Benefit”) for a period of 10 years. The 1992 Agreements provide that we may terminate the agreement as to any officer at any time and for any reason prior to the death of the officer. We have purchased insurance on the life of each officer covered under the 1992 Agreements. We are the owner and sole beneficiary of each insurance policy, and the proceeds are payable to the Company to provide a source of funds for our obligations under the 1992 Agreements. Under the terms of the 1992 Agreements, if the officer becomes incapacitated prior to retirement or prior to reaching age 65, the officer may request us to cash-in any life insurance on the life of such officer purchased to fund our obligations under the 1992 Agreements. Jack E. Golsen does not participate in the 1992 Agreements.

The following table sets forth the amounts of annual benefits payable to the named executive officers under the 1992 Agreements at December 31, 2012.

		Amount of
	Amount of	Annual Death
Name of Individual	Annual Benefit	Benefit
Jack E. Golsen	N/A	N/A
Tony M. Shelby	$15,605	N/A
Barry H. Golsen	$17,480	$11,596
Steven J. Golsen	$17,545	$10,690
David R. Goss	$17,403	N/A
David M. Shear	$17,822	$7,957

2005 Agreement

During 2005, we entered into a death benefit agreement (“2005 Agreement”) with Jack E. Golsen. This agreement replaced existing benefits that were payable to Mr. Golsen. The 2005 Agreement provides that, upon Mr. Golsen’s death, we will pay to Mr. Golsen’s family or designated beneficiary $2.5 million to be funded from the net proceeds received by us under certain life insurance policies on Mr. Golsen’s life that were purchased and are owned by the Company. The 2005 Agreement requires that we are obligated to keep in existence no less than $2.5 million of the stated death benefit. The life insurance policies in force provide an aggregate stated death benefit of $7.0 million to the Company, as beneficiary.

Life Insurance Policies

As discussed above under the 1981 Agreements, 1992 Agreements and 2005 Agreements, we maintain life insurance on the life of each named executive officer to provide a source of funds for our obligations under these agreements. The following table sets forth the total face value of life insurance policies in force for each named executive officer and the net cash surrender value of the life insurance policies at December 31, 2012.

	Total Face Value	Amount of Net
	of Life Insurance	Cash Surrender
Name of Individual	Policies	Value
Jack E. Golsen	$7,000,000	$1,219,000
Tony M. Shelby	$788,049	$33,000
Barry H. Golsen	$4,115,016	$559,146
Steven J. Golsen	$871,127	$34,130
David R. Goss	$1,334,372	$340,615
David M. Shear	$450,000	$8,609

401(k) Plan

We maintain The Savings Incentive Plan for LSB Industries, Inc. and Designated Subsidiaries (the “401(k) Plan”) for qualifying employees (including the named executive officers) of the Company. As relating to the named executive officers, the 401(k) Plan is funded by the officer’s contributions. We make no contributions to the 401(k) Plan for any of the named executive officers. The amount that an officer may contribute to the 401(k) Plan equals a certain percentage of the employee’s compensation, with the percentage based on the officer’s income and certain other criteria as required under Section 401(k) of the Internal Revenue Code. We deduct the amounts contributed to the 401(k) Plan from the officer’s compensation each pay period, in accordance with the officer’s instructions, and pay the amount into the 401(k) Plan pursuant to the officer’s election. The salary and bonus set forth in the Summary Compensation Table above include any amounts contributed by the named executive officers during the 2012, 2011 and 2010 fiscal years pursuant to the 401(k) Plan.

Outstanding Equity Awards at December 31, 2012

At December 31, 2012, none of the named executive officers had any vested or unvested outstanding equity awards. In addition, none of the named executive officers exercised stock option awards and no stock option awards vested in 2012.

Severance Agreements

We have entered into severance agreements, as amended, with each of the named executive officers. Each severance agreement provides that if, within 24 months after the occurrence of a change in control (as defined) of the Company, we terminate the officer’s employment other than for cause (as defined), or the officer terminates his employment for good reason (as defined), we must pay the officer an amount equal to 2.9 times the officer’s base amount (as defined). The term “base amount” means the average annual gross compensation paid by the Company to the officer and includable in the officer’s gross income during the most recent five-year period immediately preceding the change in control. If the officer has been employed by the Company for less than five years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for the Company.

The severance agreements provide that a “change in control” means a change in control of the Company of a nature that would require the filing of a Form 8-K with the SEC and, in any event, would mean when:

•

any individual, firm, corporation, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of LSB’s outstanding voting securities having the right to vote for the election of directors, except acquisitions by:

•	any person, firm, corporation, entity, or group which, as of the date of the severance agreement, has that ownership, or

•

Jack E. Golsen, his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his children, or the spouses of his children, any corporation, trust, partnership, or other entity of which Jack E. Golsen, his children, or the spouses of his children own at least 80% of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above-described persons, entities, or estates; and certain affiliates and associates of any of the above-described persons, entities, or estates;

•

individuals who, as of the date of the severance agreement, constitute our Board of Directors (the “Incumbent Board”) and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or

•	the sale by the Company of all or substantially all of its assets.

Except for the severance agreement with Jack E. Golsen, the termination of an officer’s employment with the Company “for cause” means termination because of:

•	the mental or physical disability from performing the officer’s duties for a period of 120 consecutive days or one hundred eighty days (even though not consecutive) within a 360 day period;

•	the conviction of a felony;

•	the embezzlement by the officer of our assets resulting in substantial personal enrichment of the officer at the expense of the Company; or

•

the willful failure (when not mentally or physically disabled) to follow a direct written order from our Board of Directors within the reasonable scope of the officer’s duties performed during the 60 day period prior to the change in control.

The definition of “Cause” contained in the severance agreement with Jack E. Golsen means termination because of:

•	the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or

•	if due to Mr. Golsen’s serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to the Company, taken as a whole, provided that:

•	no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in our best interest, and

•	failure of Mr. Golsen to perform his duties hereunder due to disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

The termination of an officer’s employment with the Company for “good reason” means termination because of:

•

the assignment to the officer of duties inconsistent with the officer’s position, authority, duties, or responsibilities during the 60 day period immediately preceding the change in control of the Company or any other action which results in the diminishment of those duties, position, authority, or responsibilities;

•	the relocation of the officer;

•	any purported termination by the Company of the officer’s employment with us otherwise than as permitted by the severance agreement; or

•

in the event of a change in control of the Company, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as if no change in control had occurred.

Except for the severance agreement with Jack E. Golsen, each severance agreement expires on the earlier of: (a) three years after the date of the severance agreement, or (b) the date of retirement from the Company; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless we give notice otherwise at least 60 days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three years from the date of the severance agreement; except that, commencing on the date one year after the date of such severance agreement and on each anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three years from such renewal date, unless we give notices otherwise at least one year prior to the renewal date.

Potential Payments Upon Termination or Change-In-Control

The following table reflects the total amount that we would have been required to pay to each of the named executive officers under the applicable agreement if the respective trigger event had occurred on December 31, 2012.

Severance Pay Trigger Event*

Name and Executive Benefit and Payments Upon Separation	Voluntary Termination ($)	Involuntary Other Than For Cause Termination ($)	Involuntary For Cause Termination ($)	Involuntary Other Than For Cause Termination Change of Control ($)	Voluntary For Good Reason Termination— Change of Control ($)	Disability/In capacitation ($)	Death ($)
Jack E Golsen: (1)(2)(5)
Salary	—	1,038,693	—	2,541,500	2,541,500	3,456,789	—
Bonus	—	250,000	—	—	—	—	—
Death Benefits	—	—	—	—	—	—	4,250,000
Other	—	72,091	—	—	—	—	72,091
Tony M. Shelby: (2)(3)(4)
Salary	—	—	—	1,205,472	1,205,472	—	—
Death Benefits	—	—	—	—	—	—	350,000
Other	204,195	—	—	—	—	—	—
Barry H. Golsen: (2)(3)(4)
Salary	—	—	—	2,150,313	2,150,313	—	—
Death Benefits	—	—	—	—	—	—	415,962
Steven J. Golsen: (2)(3)(4)
Salary	—	—	—	1,460,731	1,460,731	—	—
Death Benefits	—	—	—	—	—	—	296,903
David R. Goss: (2)(3)(4)
Salary	—	—	—	1,143,142	1,143,142	—	—
Death Benefits	—	—	—	—	—	—	350,000
Other	216,374	—	—	—	—	—	—
David M. Shear: (2)(4)
Salary	—	—	—	1,118,548	1,118,548	—	—
Death Benefits	—	—	—	—	—	—	79,567

*	The terms of payment of the amounts set forth in this table are described in the agreements referenced in the footnotes to this table.
(1)	See “Employment Agreement” above for a description of the terms of Mr. Golsen’s employment agreement.
(2)	See “Severance Agreements” above for a description of the terms of our severance agreements.
(3)	See “1981 Agreements” above for a discussion of the terms of our death benefit agreements.
(4)	See “1992 Agreements” above for a description of the terms of our retention and death benefit agreements.
(5)	See “2005 Agreement” above for a description of the terms of Mr. Golsen’s death benefit agreement.

Our Compensation Policies May Discourage Other Parties From Attempting to Acquire Us

We have entered into severance agreements with our executive officers and some of the executive officers of our subsidiaries that provide, among other things, that if, within a specified period of time after the occurrence of a change in control of our Company, these officers are terminated, other than for cause, or the officer terminates his employment for good reason, we must pay such officer an amount equal to 2.9 times the officer’s average annual gross salary for the last five years preceding the change in control. See “Severance Agreements” and “Employment Agreement,” above. These agreements may discourage a third party tender offer, proxy contest, or other attempts to acquire control of us and could have the effect of making it more difficult to remove incumbent management.

Compensation Risk Assessment

We determined that our compensation policies do not create risks that are reasonably likely to have a material adverse effect on us. This conclusion was based on the assessment performed by us, with input from our executive management and our legal counsel. Our assessment included consideration of Item 402(s) of Regulation S-K as discussed between our management and our legal counsel. In conducting the compensation risk assessment, numerous factors were considered, including:

•

we do not offer significant short-term incentives that would reasonably be considered as motivating high-risk investments or other conduct that is not consistent with the long term goals of the Company;

•	the mix between short-term and long-term compensation, which is also discussed herein;

•	the type of equity awards granted to employees and level of equity and equity award holdings; and

•	the historical emphasis on long term growth and profitability, over short term gains.

Equity Compensation Plan Information

The following table sets forth the information as of December 31, 2012, with respect to our equity compensation plans.

Equity Compensation Plan Information
Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders	736,965	$17.45	629,905
Equity compensation plan not approved by stockholders	—	—	—

Total	736,965	$17.45	629,905

Compensation of Directors

In 2012, we compensated our non-employee directors for their services as directors on our Board. Directors who are employees of the Company receive no compensation for their services as directors.

The following table summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2012.

Director Compensation Table

(a)	(b)	(d)	(g)		(h)
	Fees Earned or Paid in
	Cash (1)	Option Awards (2)	All Other Compensation		Total
Name	($)	($)	($)		($)
Robert C. Brown, M.D.	40,500	—	36,000	**	76,500
Charles A. Burtch	50,500	—			50,500
Robert A. Butkin	40,500	—			40,500
Bernard G. Ille	50,500	—			50,500
Gail P. Lapidus	40,500	—			40,500
Donald W. Munson	40,500	—			40,500
Ronald V. Perry	40,500	—			40,500
Horace G. Rhodes	50,500	—			50,500
John A. Shelley	50,500	—			50,500

(1)	This amount includes as to each director, an annual fee of $13,000 for services as a director and $500 for each Board meeting attended during 2012. In addition, each director that serves on one or more committees of the Board receives an additional $25,000 to $35,000 for such service. As noted below, each of our directors served on at least one committee during 2012:

•

Dr. Brown is a member of the Benefits and Programs Committee. The amount shown above does not include amounts paid by the Company to Dr. Brown for consulting services rendered by him, which amounts are described under ** below.

•	Mr. Burtch is a member of the Audit Committee and Compensation Committee.

•	Mr. Butkin is a member of the Business Development Committee.

•	Mr. Ille is a member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Public Relations and Marketing Committee.

•	Ms. Lapidus is a member of the Public Relations and Marketing Committee.

•	Mr. Munson is a member of the Business Development Committee.

•	Mr. Perry is a member of the Public Relations and Marketing Committee.

•	Mr. Rhodes, who died on January 1, 2013, was a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee during 2012.

•	Mr. Shelley is a member of the Audit Committee and Nominating and Corporate Governance Committee.

**	During 2012, Dr. Brown received a fee of $3,000 per month to perform medical director consulting services for the Company in connection with our self-insured health plan and workers’ compensation benefits.

(2)	No option awards were granted during 2012. The following is the aggregate number of outstanding non-qualified stock options held by non-employee directors at December 31, 2012:

Outstanding Options

Options Outstanding as of
Name	December 31, 2012
Robert C. Brown, M.D.	5,000
Charles A. Burtch	2,525
Robert A. Butkin	5,000
Bernard G. Ille	5,000
Gail P. Lapidus	5,000
Donald W. Munson	5,000
Ronald V. Perry	3,000
Horace G. Rhodes	5,000
John A. Shelley	2,525

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of April 4, 2013, regarding the ownership of our voting common stock and voting preferred stock by each person (including any “group” as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that we know to be beneficial owner of more than 5% of our voting common stock and voting preferred stock. A person is deemed to be the beneficial owner of shares of the Company which he or she could acquire within 60 days of April 4, 2013.

Name and Address		Amounts of Shares
of Beneficial Owner	Title of Class	Beneficially Owned (1)		Percent of Class+
Jack E. Golsen and certain members of his family (2)	Common	3,863,130	(3)(4)	16.5%
	Voting Preferred	1,020,000	(5)	100.0%
Neuberger Berman Group LLC	Common	1,942,774		8.7%
Royce & Associates, LLC	Common	1,426,112		6.4%
BlackRock, Inc.	Common	1,402,525		6.3%
The Vanguard Group	Common	1,132,298		5.0%

+	Because of the requirements of the SEC as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of April 4, 2013 are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.
(1)	We based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or our records.
(2)	Includes Jack E. Golsen (“J. Golsen”) and the following members of his family: son, Barry H. Golsen (“B. Golsen”) (a director, Vice Chairman of the Board of Directors, and President of the Company and its Climate Control Business); son, Steven J. Golsen (“S. Golsen”) (a director and Chief Operating Officer of our Climate Control Business), Golsen Family LLC (“LLC”) which is wholly-owned by J. Golsen (43.516% owner), Sylvia H. Golsen Revocable Trust (43.516% owner), B. Golsen (4.323% owner), S. Golsen (4.323% owner), and Linda F. Rappaport (4.323% owner and daughter of J. Golsen (“L. Rappaport”)), and SBL LLC (“SBL”) which is wholly-owned by the LLC (49% owner), B. Golsen (17% owner), S. Golsen (17% owner), and L. Rappaport (17% owner). J Golsen is the manager of the LLC and share voting and dispositive power over the shares beneficially owned by the LLC. J. Golsen and B. Golsen, as the only directors and officers of SBL, share the voting and dispositive power of the shares beneficially owned by SBL and its wholly owned subsidiary, Golsen Petroleum Corp (“GPC”). The address of Jack E. Golsen and Barry H. Golsen is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen’s address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179. The address for SBL, LLC, GPC and L. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

(3)	Includes:

(a)	the following shares over which J. Golsen has the sole voting and dispositive power: (i) 218,320 shares of common stock owned of record by certain trusts for the benefit of B. Golsen, S. Golsen and L. Rappaport over which J. Golsen is the trustee; (ii) 350,984 shares held in certain trusts for the benefit of grandchildren and great grandchildren of J. Golsen over which J. Golsen is the trustee; and (iii) 4,000 shares owned of record by J. Golsen;

(b)	the following shares over which J. Golsen has voting and dispositive power: (i) 15,876 shares held in Sylvia Golsen Revocable Trust; (ii) 15,392 shares owned of record by the LLC; and (iii) 133,333 shares that the LLC has the right to acquire upon the conversion of 4,000 shares of the Series B Preferred owned of record by the LLC;

(c)	292,467 shares over which B. Golsen has the sole voting and dispositive power;

(d)	243,493 shares over which S. Golsen has the sole voting and dispositive power;

(e)	44,578 shares over which J. Golsen and L. Rappaport share voting and dispositive power;

(f)	the following shares over which J. Golsen and B. Golsen share voting and dispositive power: (i) 1,477,399 shares owned of record by SBL, of which 200,000 shares are pledged as collateral for a bank loan; (ii) 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL; (iii) 250,000 shares that SBL has the right to acquire upon conversion of 1,000,000 shares of the Series D Preferred owned of record by SBL; (iv) 283,955 shares owned of record by GPC; and (v) 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC.

See “Certain Relationships and Related Transactions and Director Independence.”

(4)	J. Golsen disclaims beneficial ownership of the shares over which B. Golsen, S. Golsen and L. Rappaport each have sole voting and investment power. B. Golsen, S. Golsen and L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has sole voting and investment power. B. Golsen, S. Golsen and L. Rappaport disclaim beneficial ownership of the shares owned of record by the LLC, except to the extent of their respective pecuniary interest therein. S. Golsen and L. Rappaport disclaim beneficial ownership of the shares owned of record by SBL and GPC and all shares beneficially owned by SBL through the LLC, except to the extent of their respective pecuniary interest therein. L. Rappaport disclaims beneficial ownership of the 81,433 shares over which her spouse has sole voting and investment power over, and this amount excludes such shares. B. Golsen disclaims beneficial ownership of the 533 shares over which his spouse has sole voting and investment power, and this amount excludes such shares.
(5)	Includes: (a) 4,000 shares of Series B Preferred owned of record by the LLC; (b) 12,000 shares of Series B Preferred owned of record by SBL; (c) 4,000 shares Series B Preferred owned of record by GPC and (d) 1,000,000 shares of Series D Preferred owned of record by SBL.

Security Ownership of Management

The following table sets forth certain information obtained from our directors and executive officers as a group as to their beneficial ownership of our voting common stock and voting preferred stock as of April 4, 2013.

Webster L. Benham	—	—
Robert C. Brown, M.D.	Common	45,187	(2)	*
Charles A. Burtch	Common	4,300	(3)	*
Robert A. Butkin	Common	4,300	(4)	*
Barry H. Golsen	Common	2,843,583	(5)	12.2%
	Voting Preferred	1,016,173	(5)	99.6%
Jack E. Golsen	Common	3,327,170	(6)	14.2%
	Voting Preferred	1,020,000	(6)	100.0%
Steven J. Golsen	Common	736,421	(7)	3.3%
	Voting Preferred	194,415	(7)	19.1%
David R. Goss	Common	101,690	(8)	*
Bernard G. Ille	Common	13,300	(9)	*
Gail P. Lapidus	Common	950	(10)	*
Donald W. Munson	Common	7,040	(11)	*
Ronald V. Perry	Common	300	(12)	*
David M. Shear	Common	35,581	(13)	*
Tony M. Shelby	Common	112,185	(14)	*
John A. Shelley	Common	1,880	(15)	*
Directors and Executive Officers	Common	4,269,390	(16)	18.3%
as a group number (20 persons)	Voting Preferred	1,020,000		100.0%

*	Less than 1%.
+	See footnote “+” to the table under “Security Ownership of Certain Beneficial Owners.”
(1)	We based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the SEC, or contained in our records.
(2)	This amount includes (a) 11,160 shares held in a joint account owned by a trust, of which Dr. Brown’s wife is the trustee, and (b) by a trust, of which Dr. Brown is the trustee. As trustees, Dr. Brown and his wife share voting and dispositive power over these shares. The amount also includes (a) 3,300 shares of common stock that Dr. Brown may purchase pursuant to currently exercisable non-qualified stock options, and (b) 30,727 shares owned by Robert C. Brown, MD, Inc. over which Dr. Brown has voting and dispositive power. The amount shown does not include shares owned directly, or through trusts, by the children of Dr. Brown and the son-in-law of Dr. Brown, David M. Shear, all of which Dr. Brown disclaims beneficial ownership.
(3)	Mr. Burtch has the sole voting and dispositive power over these shares, which include 825 shares of common stock that Mr. Burtch may purchase pursuant to currently exercisable non-qualified stock options.
(4)	This amount includes (a) 1,000 shares that are held in certain trusts and (b) 3,300 shares of common stock that Mr. Butkin may purchase pursuant to currently exercisable non-qualified stock options over which Mr. Butkin has voting and dispositive power.
(5)	See footnotes (2), (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by B. Golsen.
(6)	See footnotes (2), (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by J. Golsen.
(7)	See footnotes (2), (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by S. Golsen.
(8)	Mr. Goss has the sole voting and dispositive power over these shares.
(9)	The amount includes (a) 10,000 shares held by Mr. Ille’s trust and (b) 3,300 shares of common stock that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille possesses sole voting and dispositive power.

(10)	Ms. Lapidus has the sole voting and dispositive power over these shares, which include 825 shares of common stock that Ms. Lapidus may purchase pursuant to currently exercisable non-qualified stock options.
(11)	Mr. Munson has the sole voting and dispositive power over these shares, which include 3,300 shares that Mr. Munson may acquire pursuant to currently exercisable non-qualified stock options.
(12)	This amount represents shares that Mr. Perry may acquire pursuant to currently exercisable non-qualified stock options, over which Mr. Perry has sole dispositive power.
(13)	These shares are held in a joint account owned by Mr. Shear’s revocable trust of which Mr. Shear is the trustee and by Mr. Shear’s spouse’s revocable trust of which his spouse is the trustee. As trustees, Mr. Shear and his wife share voting and dispositive power over these shares.
(14)	The amount includes 32,796 shares held by a trust, over which Mr. Shelby has the sole voting and dispositive power.
(15)	Mr. Shelley has the sole voting and dispositive power over these shares.
(16)	The shares of common stock include 36,350 shares of common stock that executive officers and directors have the right to acquire within 60 days under our stock option plans and 916,666 shares of common stock that executive officers, directors, or entities controlled by our executive officers and directors, have the right to acquire within 60 days under other convertible securities.

Policy as to Related Party Transactions

Pursuant to the Audit Committee Charter, our Audit Committee reviews any related party transactions involving any of our directors and executive officers. Although the Audit Committee has not adopted specific standards and procedures with respect to its review of related party transactions, the Audit Committee believes that it considers all relevant facts and circumstances in its review process. The following related party transactions were reviewed by the Audit Committee or the Board of Directors as a whole, except the transactions with Landmark were reviewed and approved by a special committee of the Board, as described below.

Related Party Transactions

Golsen Group

In March 2012, we paid dividends totaling $300,000 on our Series B Preferred and our Series D Preferred, all of the outstanding shares of which are owned by Jack E. Golsen, our Chairman of the Board and Chief Executive Officer, members of his immediate family, including Barry H. Golsen, our Vice Chairman and President, Steven J. Golsen, a Director and Chief Operating Officer of our Climate Control Business, entities owned by them and trusts for which they possess voting or dispositive power as trustee (together, the “Golsen Group”). In January 2013, we declared annual dividends totaling $300,000 on such Series B Preferred and Series D Preferred, which were paid in April 2013.

During 2012, GPC occupied approximately 1,400 square feet of office space within our corporate complex for which the annual rent is $12,000.

Other

Heidi Brown Shear, our Vice President and Managing Counsel, received approximately $230,000 in compensation during 2012, which included $40,000 cash bonus and a $4,100 automobile allowance.

Transactions with Landmark

As approved by a special committee of our Board of Directors and pursuant to an agreement (the “Purchase Agreement”) entered into in September 2011, effective February 7, 2012, Prime Financial L.L.C. (“Prime”), a subsidiary of LSB, purchased from Landmark Land Company, Inc. (“Landmark”) certain undeveloped real estate located in Laguna Vista, Texas (the “Texas Real Estate”) for the purchase price of approximately $2,500,000. The Purchase Agreement grants Prime put options to sell the Texas Real Estate to Landmark or to Gerald G. Barton (“Barton”), who is the chief executive officer and a substantial stockholder of Landmark. Prime may exercise a put option during the sixth year following Prime’s purchase of the Texas Real Estate. If a put option is exercised, the purchase price for the Texas Real Estate will be based on the original purchase price, plus a premium equal to a simple 10% annual return on the original purchase price beginning as of the closing of the Purchase Agreement, subject to certain adjustments. The Purchase Agreement also grants Prime warrants to purchase up to 1,000,000 shares of Landmark’s common stock, at $1.00 per share. The right of Prime to acquire Landmark shares under any unexercised warrants shall terminate on the completed exercise of the put options. Also Landmark entered into a separate agreement (“GHP Use Agreement”) to use its reasonable efforts to use, where technically feasible, geothermal heating and air conditioning units manufactured by one of LSB’s subsidiaries on other Landmark properties in the development where the Texas Real Estate is located. For financial reporting purposes, no value from the purchase price was allocated to the put options or the GHP Use Agreement primarily because the estimated market value of the Texas Real Estate exceeded the purchase price and a minimal value from the purchase price was allocated to the warrants primarily because Landmark’s common stock is lightly traded on the Over-the-Counter Bulletin Board with a minimal price per share (Landmark’s average closing price per share was approximately $0.11 over the twelve-month period ended February 7, 2012).

Jack E. Golsen, our Chairman and Chief Executive Officer (“Golsen”) and another individual previously formed a limited liability company (“LLC”), and each contributed $1,000,000 to the LLC. The LLC subsequently loaned Landmark approximately $2,000,000. In March 2011, Golsen sold his membership interest in the LLC to Barton in consideration for a promissory note in the principal amount of approximately $1,100,000, representing the amount that Golsen had invested in the LLC, plus interest (the “Barton Note”). The Barton Note was due and payable in June 2011. Pursuant to the terms of the Purchase Agreement, until the expiration of the put options, no payment will be made on the Barton Note and payment of the amounts owing under the Barton Note will be subordinate to any amounts owing Prime upon the exercise of a put option. Further, Golsen has agreed under the Purchase Agreement that no portion of the purchase price shall be used by Landmark to repay any indebtedness owing to Golsen.

In addition, Bernard Ille, one of our directors, served as a director of Landmark for many years until he resigned in March 2011. In light of the Barton Note and Mr. Ille’s past relationship with Landmark, our Board of Directors appointed a special committee for the purpose of reviewing and determining whether LSB should purchase the Texas Real Estate. The special committee believed, based on an analysis of a real estate consultant, that the price that we were to pay for the Texas Real Estate approximated the market value, and also believed that the Texas Real Estate, when developed, has the potential to establish a model geothermal community.

Transactions with SAIC, a company of which Mr. Benham is a former officer

In January 2013, Mr. Benham retired as Senior Vice President of SAIC Energy, Environment & Infrastructure, LLC (“SAIC Energy”), a subsidiary of Science Applications International Corporation (“SAIC”). In 2012, we paid SAIC Energy approximately $127,000 for engineering services relating to our chemical facilities. In 2013, we have paid or committed to pay SAIC Energy approximately $2.3 million for engineering services and deconstruction services relating to our damaged nitric acid plant at our facility in El Dorado, Arkansas (the “El Dorado Facility”). We currently estimate approximately $4.0 million of additional payments will be made to SAIC Energy in connection with future engineering services and construction services relating to the damaged nitric acid plant at the El Dorado Facility.

AVAILABLE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.

Copies of such reports, proxy statements and other information may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 100 Fifth Street, N.E., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the Internet at www.sec.gov.

A copy of the Company’s 2012 Annual Report accompanies this proxy statement, which Annual Report includes the Company’s 2012 Form 10-K. Copies of exhibits to the Form 10-K are available upon request, but a reasonable copy fee per page will be charged to the requesting stockholder.

Requests for documents relating to us should be directed to:

Director—Communications Department

c/o LSB Industries, Inc.

16 South Pennsylvania Avenue

Post Office Box 754

Oklahoma City, Oklahoma 73101

Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy card and return it in the accompanying envelope or follow the instructions provided for voting by phone or via the Internet, if applicable. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxy cards or voted by phone or the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2013

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2013 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2012 are available at www.envisionreports.com/LXU.

By order of the Board of Directors,

David M. Shear
Senior Vice President,
Secretary and General Counsel

April 26, 2013

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LSB INDUSTRIES, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 23, 2013.

Vote by Internet

Go to www.envisionreports.com/LXU

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Follow the instructions provided by the recorded message

X

Annual Meeting Proxy Card

q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board recommends a vote FOR all nominees, and FOR Proposals 2 and 3.

1. Election of Directors: For Withhold

01 - Webster L. Benham 02 - Robert A. Butkin

03 - Charles A. Burtch 04 - Jack E. Golsen

For Against Abstain

2. Proposal to ratify Ernst & Young, LLP as the independent

registered public accounting firm for 2013.

B Non-Voting Items

Change of Address — Please print new address below.

For Withhold

3. Say on Pay - An advisory vote on the approval of named

executive officer compensation.

+

For Against Abstain

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

Date (mm/dd/yyyy) — Please print date below.

01MEJC

Signature 1 — Please keep signature within the box.

1UPX

Signature 2 — Please keep signature within the box.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2013

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2013 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2012 are available at www.envisionreports.com/LXU.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.?▼?

Proxy — LSB INDUSTRIES, INC.

PROXY FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Golsen, Tony M. Shelby, Barry H. Golsen and each of them, the undersigned’s proxy, with full power of substitution, to attend the annual meeting of the stockholders of LSB Industries, Inc. (the “Company”) on Thursday, May 23, 2013, at 11:30 a.m., Central Daylight Time, at the Company’s offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, and at any adjournment of that meeting and to vote the undersigned’s shares of the Common Stock, 12% Series B Cumulative Convertible Preferred Stock, and Series D 6% Cumulative Convertible Preferred Stock, all of which vote as a single class, as designated on the reverse side.

Please sign exactly as your name appears hereon, date and return this Proxy Card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this Proxy Card.

The persons named as proxies hereon will vote the shares of stock represented by this Proxy Card in accordance with the specifications made in Items 1—3.

If the undersigned makes no specification, the persons named as proxies on the reverse side will vote the shares “FOR” all nominees, and “FOR” Items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (CONTINUED ON REVERSE SIDE)